EXHIBIT 10.22
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BY AND BETWEEN
INDYMAC BANCORP, INC.
AND
MICHAEL W. PERRY
EFFECTIVE SEPTEMBER 18, 2006
AMENDED AND RESTATED AS OF SEPTEMBER 17, 2007

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of September 17, 2007 by and between IndyMac Bancorp, Inc. (“Employer”) and Michael W. Perry (“Officer”).
WITNESSETH:
     WHEREAS, Employer, Officer and IndyMac Bank, F.S.B. (“IndyMac Bank”) have previously entered into that certain Amended and Restated Employment Agreement, effective as of September 18, 2006 (the “Amended Agreement”), which amended and restated that certain Amended and Restated Employment Agreement, effective as of February 1, 2002 (the “Prior Agreement”);
     WHEREAS, Employer and Officer desire to amend and restate the Prior Agreement immediately into the form of this Agreement;
     WHEREAS, Employer desires to obtain the benefit of continued services of Officer and Officer desires to continue to render services to Employer and its affiliates, including IndyMac Bank (collectively, the “Affiliates”); and
     WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer’s employment with Employer and its Affiliates under this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:
     1. Term.
     (a) Employer agrees to employ Officer and Officer agrees to serve Employer and its Affiliates, in accordance with the terms hereof, for a term beginning on the date hereof and ending on December 31, 2011, unless earlier terminated in accordance with the provisions hereof (the “Employment Term”).
     (b) On December 31, 2011, and on each of the next four (4) anniversaries thereof, this Agreement shall automatically renew for an additional term of one (1) year from January 1 of the next year to December 31 of such year, unless notice of non-renewal is provided by either Employer or Officer at least twelve (12) months prior to the date of renewal. Unless extended thereafter by mutual agreement, the Employment Term shall end on December 31, 2016.
     2. Position, Duties and Responsibilities. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Officer shall serve as Chief Executive Officer of Employer. Employer agrees that Officer shall have the authority and duties customary for his positions in similarly situated entities and such other duties, commensurate with his position, as assigned by the Board of Directors of Employer (the “Board”) from time to time. Employer agrees that Officer may serve as Chief Executive Officer and Chairman of IndyMac Bank but that any such appointment or election is subject to the approval of and any agreement with the Board of Directors of IndyMac Bank (the “IndyMac Bank Board”). Officer shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties in the offices which he may hold. All compensation paid to Officer by Employer or any of its Affiliates shall be aggregated in determining whether Officer has received the benefits provided for herein, but without prejudice to the allocation of costs among the entities to which Officer renders services hereunder.
     Employer agrees that, as long as Officer serves on the Board, he shall serve as Chairman of the Board, Employer shall cause Officer to be nominated for election to the Board.
     3. Scope of This Agreement and Outside Affiliations. During the term of this Agreement, Officer shall devote his full business time and energy, except as expressly provided below, to the business, affairs and interests of Employer and its Affiliates, and matters related thereto. Officer shall report only to the Board and, if appointed to a management position at IndyMac Bank, to the IndyMac Bank Board and shall perform his duties, subject to their authority. Officer agrees to serve without additional remuneration as the chief executive officer or director of one or more (direct or indirect) subsidiaries or Affiliates of Employer as the Board may from time to time reasonably request, subject to appropriate authorization by the Affiliate or subsidiary involved and any limitation under applicable law, provided that Officer shall be indemnified and covered by directors’ and officers’ liability insurance of Employer as provided under Section 8 hereof with regard to such service. Officer’s failure to discharge an order or perform a function because Officer reasonably and in good faith believes such would violate a law or regulation or be dishonest shall not be deemed a breach by him of his obligations or duties pursuant to any of the provisions of this Agreement, including without limitation pursuant to Section 5(c) hereof.
     Officer may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder. Officer may serve as a director (or on the advisory committee) of corporations or other business enterprises with prior approval of the Management Development and Compensation Committee of the Board (the “Compensation Committee”) which shall not be unreasonably withheld, provided such activities or services do not materially interfere or conflict with the performance of Officer’s duties hereunder.
     4. Compensation and Benefits.
     (a) Base Salary. During the Employment Term, Employer shall pay to Officer a base salary at the annual rate of $1,000,000 (the “Base Salary”). At the sole discretion of the Compensation Committee, the Base Salary may be increased from time to time but shall not be reduced. Any increased rate shall thereafter be the rate of Base Salary hereunder.
     (b) Incentive Compensation. Commencing with the 2007 fiscal year, Officer shall receive the following incentive compensation for each fiscal year of the Employment Term:
     (i) Short Term Annual Incentive Compensation. Pursuant to Employer’s short term annual incentive plan, as in effect from time to time (which plan shall be intended to be compliant with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)), subject to Section 4(b)(iv) below, Officer shall receive Short Term Annual Incentive Compensation (“STAIC”) for each fiscal year of the Employment Term. The STAIC shall be calculated utilizing a base level amount equal to one percent (1%) of Employer’s prior fiscal year net income as reflected in the Employer’s financial statements for the prior fiscal year (subject to adjustment as provided herein) (the “Base Level”), which Base Level shall be multiplied by a percentage determined by the one-year earnings per share growth (“EPS”) as follows (the “Base Level Multiplier”) and with linear interpolation between each Base Level Multiplier (except if below five percent (5%) or above seventeen percent (17%)), subject to this Section 4(b)(i) and Section 4(b)(iv) below:

EPS	Base Level Multiplier
Below 5%	0%
5%	25%
10%	50%
13%	75%
15%	100%
Greater than or equal to 17%	125%
     The STAIC award may be adjusted downward from zero (0) to twenty percent (20%) based on mutually agreed upon qualitative factors including, but not limited to, succession planning, leadership, quality of earnings, quality and effectiveness of enterprise risk management and quality of relationship and compliance with regulatory agencies that are, in good faith, established at the beginning of the performance period by the Compensation Committee and subjectively evaluated by the Compensation Committee at the end of the performance period.
     Notwithstanding the foregoing definition of Base Level, in the event that Employer’s net income for a prior year was negative or, in the sole discretion of the Compensation Committee, reflected a substantial decline from the previous year, the Compensation Committee may, in its sole discretion, within the time period permitted by section 162(m) of the Code for setting such year’s annual bonus goals, elect to use one percent (1%) of Employer’s current fiscal year net income (the “Alternative Base Level”). In such event, Officer’s STAIC award for such fiscal year shall be the greater of the amount calculated pursuant to the terms described in this Section 4(b)(i) without regard to the prior sentence, or seventy-five percent (75%) of the Alternative Base Level.
     The STAIC shall be paid in the calendar year following the calendar year to which the STAIC relates, but no later than March 15th of such year.
     (ii) Discretionary Annual Incentive Award. In the event the STAIC award determined in accordance with Section 4(b)(i) above is less than $1,000,000, Officer shall be eligible, in the sole discretion of the Compensation Committee, to a bonus in lieu of the foregoing (which bonus in the aggregate shall not exceed $1,000,000) and shall be conditioned on the determination by the Compensation Committee that Employer’s performance was substantially better than that of key industry peers. Such discretionary bonus, if any, shall be paid in the calendar year following the calendar year to which it relates, but no later than March 15th of such year.
     (iii) Long Term Annual Incentive Compensation. Officer shall receive an annual Long Term Annual Incentive Compensation (“LTAIC”) award, which LTAIC award shall generally be made at the same time as all other annual equity awards are made to senior managers of Employer. Each such LTAIC shall consist of the following (which the parties acknowledge is consistent with the current LTAIC arrangements of Employer’s senior management team):
     (A) An amount equal to twenty-five percent (25%) of the sum of Officer’s Base Salary and prior year’s STAIC (determined prior to any reduction under Section 4(b)(iv) below), which LTAIC award shall be awarded, in the discretion of the Compensation Committee, in either (x) restricted stock under Employer’s 2002 Stock

Incentive Plan, as amended and restated or any successor plan (the “Plan”), which award shall provide for a vesting schedule of no greater than three (3) years, or (y) a cash amount, which amount shall be credited to Officer’s account under the terms of Employer’s deferred compensation plan established for purposes of deferring the portion of Officer’s LTAIC under this Section 4(b)(iii)(A)(y) (the “LTAIC Deferral Plan”) and has an option to invest in Employer stock, which award in either case shall have no forfeiture or clawback provisions based on Officer’s post-employment activities (except as otherwise required by applicable law); and
     (B) An amount equal to fifty percent (50%) of Officer’s prior year’s STAIC (determined prior to any reduction under Section 4(b)(iv) below), which amount shall be awarded in the form of stock options pursuant to the terms of the Plan (measured on the same basis as stock options are measured for purposes of all stock option grants to senior managers of Employer) and which shall vest ratably on each of the three anniversaries of the grant of such stock options and shall have no forfeiture or clawback provisions based on Officer’s post-employment activities (except as otherwise required by applicable law).
Notwithstanding the foregoing, Officer shall be eligible to receive an LTAIC award in 2007 (for 2006) under the terms of Sections 4(b)(i) and 4(b)(iii) (including, but not limited to, being measured on the same basis as stock options are measured for purposes of all stock option grants to senior managers of Employer), as if such programs were already in place and paid generally at the same time as all other annual equity awards are made to senior managers of Employer, provided that the portion of Officer’s LTAIC award under Section 4(b)(iii)(A) shall be paid in the form of stock options pursuant to the terms of the Plan and which shall vest ratably on each of the first three (3) anniversaries of the grant of such stock options.
     (iv) Special Reduction. The annual STAIC payable to Officer pursuant to Section 4(b)(i) above shall be reduced by ten percent (10%). Officer understands that it is Employer’s intent to utilize such amount to help fund a scholarship program for children of employees of Employer (the “Scholarship Program”).
     (c) Equity Compensation. The terms and conditions regarding Officer’s equity award grants made pursuant to the Prior Agreement shall continue to vest and otherwise remain in effect with their terms.
     (d) Deferred Compensation. On January 1, 2003 (the “Credit Date”), Employer credited Officer’s account under the IndyMac Bancorp, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) with $5 million (the “Deferred Compensation Credit”). Such amount plus any accrued earnings thereon (the “Deferred Amount”) became fully (100%) vested on January 1, 2007. The Deferred Amount shall become payable to Officer in accordance with the Deferred Compensation Plan and Officer’s distribution election thereunder; provided, however, that in the event of a distribution pursuant to Officer’s “separation from service” (as defined in Code Section 409A), if Officer is a Specified Employee (as defined in Section 9(q)) on the date of his separation from service, the distribution shall not be earlier than the earlier of (i) the date six (6) months following such separation from service or (ii) Officer’s death,
     (e) Additional Benefits.
     (i) Officer shall also be entitled to participate, at a level commensurate with his position, in any stock purchase plan, pension plan, deferred compensation plan, life and medical insurance policy, or other plans or benefits, of Employer for senior officers generally or for employees generally and that are not duplicative of the bonuses paid under Section 4(b) of this Agreement, during the term of this Agreement as well as any benefits or rights specifically provided for Officer (collectively, “Additional Benefits”); provided, however, that Employer shall have no obligation to grant any stock options or other equity awards to Officer except as provided in Section 4(b). Officer shall be entitled to paid vacation in accordance with Employer’s vacation policy, but in no event less than five (5) weeks per annum.
     (ii) Employer shall also provide medical, dental and vision insurance coverage for each of Officer’s and his spouse’s lifetime (or solely for his spouse’s lifetime in the case of the Officer’s separation from service as a result of his death) and for any dependents until the maximum age for a dependent allowable by Employer’s health and benefit plans offered to all employees (“Eligible Dependents”) that, in conjunction with the coverage available to Officer and his spouse pursuant to Medicare, if any, is substantially similar in the aggregate (including percentage of premium cost sharing) to the coverage provided to Officer and his spouse immediately prior to the Termination Date. The lifetime medical, dental, and vision coverage available to Officer, his spouse and Eligible Dependents pursuant to this Section 4(e)(ii) shall be referred to throughout this Agreement as the “Lifetime Medical Coverage.” Employer will use its reasonable best efforts to provide the Lifetime Medical Coverage in a manner that does not result in the inclusion of the benefit amounts received through the Lifetime Medical Coverage from the income of Officer and his spouse by operation of Section 105(h) of the Code. If such coverage is self-funded and not fully insured, it is intended that Executive be deemed to have monthly taxable income in the value of the monthly premium for such insurance. Employer’s obligations pursuant to this Section 4(e)(ii) shall be limited to expenses incurred during Officer’s and his spouse’s lifetime or during the dependants’ coverage period. Employer will make, or cause the insurance company to make, any payments required under this Section 4(e)(ii) with regard to medical benefits within 30 days after delivery of Officer’s written requests for payment, accompanied by such evidence of expenses incurred as the Employer may reasonably require, but in no event later than December 31 of the year following the year in which the expense was incurred. The amount payable or reimbursable under such insurance or coverage for any one year shall not affect the amount reimbursable in any other year. Officer’s right to reimbursement pursuant to this Section 4(e)(ii) shall not be subject to liquidation or exchange for another benefit. Officer, his spouse and/or Eligible Dependents shall provide to Employer evidence of coverage under any applicable health insurance policy or Medicare supplemental health policy.
     (iii) This Agreement shall not affect the provision of any other compensation, retirement or other benefit program or plan of Employer, except as provided herein.
     (f) Travel. In connection with business travel, Officer shall be permitted to travel first class, or by chartered or other private plane service where appropriate, at Employer’s expense, it being recognized that travel by charter or other private plane service will be necessary for security reasons.
     (g) Certain Perquisites and Business-Related Benefits:
     (i) Club Memberships. Employer shall pay standard annual and monthly membership fees and any business related charges for Officer’s participation in the California Club, the Annandale Golf Club, and the Shady Canyon Golf Club (including, but not limited to, the initial fee and monthly and other assessments) and such other memberships as may be approved by the Compensation Committee from time to time (including prior to January 1, 2007, those memberships that exist as of the date of the Amended Agreement). In addition, Employer shall pay standard annual and monthly membership fees, travel expenses, and any business related charges for Officer’s participation in the Young Presidents’ Organization. Employer shall make any such payment or reimburse Officer for any such expense, as the case may be, within 30 days after receipt of written request for payment accompanied by such evidence of payments due or expenses incurred as the Employer may reasonably require, but in no event later that December 31 of the year following the year in which the payment became due or the expense was incurred. The amount payable or reimbursable by the Employer under this Section 4(g)(i) in any one year shall not affect the amount payable or reimbursable in any other year.
     (ii) Car Allowance. Employer shall provide Officer with an appropriate luxury automobile (as mutually agreed to by Officer and the Compensation Committee, but at no less than the level of automobile provided by Employer to Officer on the Effective Date) for Officer’s exclusive use and provide at Employer expense for car insurance, maintenance and operating expenses. Officer shall have the right to replace the automobile every two (2) years.
     (iii) Financial Planning Services. Employer shall pay for the financial planning and tax services of AYCO for Officer, including a full tax gross-up for any imputed income to Officer resulting from such benefit. The annual amount that Employer shall be required to pay for such services shall not exceed $35,000, exclusive of the tax gross-up. Employer shall make such payment or reimburse Officer for any such expense, as the case may be, within 30 days after receipt of written request for payment accompanied by such evidence of payments due or expenses incurred as the Employer may reasonably require, but in no event later that December 31 of the year following the year in which the payment became due or the expense was incurred. The amount payable or reimbursable by the Employer under this Section 4(g)(iii) in any one year shall not affect the amount payable or reimbursable in any other year. Any gross-up payment shall be paid to Officer no later than December 31 of the year after the year Officer remits the applicable tax.
     (iv) Life Insurance. In addition to the life insurance benefit provided by Employer to all employees that Officer is eligible for and elects to avail, Employer shall provide an additional portable term or universal life insurance policy on the life of Officer, for the benefit of a beneficiary designated by Officer, with a death benefit equal to four (4) times Officer’s Base Salary, with Officer not being required to make any payment thereon (other than payment of any tax obligations).
     (v) Long Term Disability. Employer shall provide Officer long term disability coverage which shall provide annual benefits to Officer equal to sixty-five percent (65%) of his Base Salary during any period that Officer is disabled, if the disability arose during the Employment Term. Any disability payments to Officer pursuant to coverage obtained pursuant to this Section 4(f)(vi) shall not be subject to offset by severance benefits payable to Officer pursuant to this Agreement.
     (h) Future Alternative Compensation Structure. The parties reserve the right at any time by mutual agreement to amend this Agreement to provide for an alternative compensation structure that they believe better reflects an identity of interest between Officer and stockholders.
     5. Termination. The compensation and benefits provided for herein and the employment of Officer by Employer shall be terminated only as provided for below in this Section 5. For purposes of this Agreement, a termination shall be deemed to occur only upon a separation from service, and the term “separation from service” shall have the same meaning as set forth in Code Section 409A and the Final 409A Regulations, as defined in Section 9(q).

     (a) Disability. In the event that Officer shall fail, because of illness, injury or similar incapacity, to render for six (6) consecutive months or for shorter periods aggregating one hundred eighty (180) or more business days in any twelve (12) month period, the material services contemplated by this Agreement (“disability”), Officer’s full-time employment hereunder may be terminated, by written Notice of Termination from Employer to Officer while Officer remains so incapacitated; and thereafter, upon Officer’s separation from service:
     (i) Employer shall pay Officer a single severance payment as soon as practicable after the Termination Date, but, subject to Section 9(q), in no event later than thirty (30) days thereafter, an amount in cash equal to two (2) times the sum of: (A) the average of the Base Salary in effect for the two (2) years immediately preceding the Termination Date, plus (B) an amount equal to Officer’s prior year’s Base Level STAIC; provided however, that in no event shall the aggregate amount payable under this Section 5(a)(i) be less than $7 million,
     (ii) Employer shall pay Officer an amount equal to Officer’s STAIC, pro-rated from January 1 of the year in which the separation from service occurs through the Termination Date, based on Employer’s actual performance for the year of separation from service (with no discretionary factor reduction), payable, subject to Section 9(q), in the calendar year following the calendar year in which the Termination Date occurs at such time or times when Employer would have paid such bonus to Officer if he had continued employment (the “Pro Rata Annual Bonus”),
     (iii) Employer shall pay Officer an amount equal to Officer’s LTAIC, pro-rated from January 1 of the year in which the separation from service occurs through the Termination Date, based on Employer’s actual performance for the year of separation from service, payable, subject to Section 9(q), in the calendar year following the calendar year in which the Termination Date occurs at such time or times when Employer would have paid such compensation to Officer if he had continued employment (the “Pro Rata Long Term Bonus”),
     (iv) Any of Officer’s outstanding unvested options and any other equity grants shall become immediately vested, any vested options granted after the date hereof shall remain exercisable until their full-term expiration date and any vested options granted prior to the date hereof shall remain exercisable in accordance with the terms of the grant and the Prior Agreement (the “Equity Treatment”).
     (v) Officer, his spouse and Eligible Dependents shall be entitled to Lifetime Medical Coverage,
     (vi) All unvested amounts, including any earnings, credited to Officer’s accounts under the Deferred Compensation Plan and the LTAIC Deferral Plan shall immediately become vested and nonforfeitable. The amounts in Officer’s accounts shall be payable to Officer in accordance with Officer’s distribution election under the Deferred Compensation Plan and the LTAIC Deferral Plan, subject to Section 9(q) (the “Deferred Compensation Treatment”),
     (vii) To the full extent permitted by law, so long as Employer (or a successor) maintains directors’ and officers’ liability insurance for its executives or directors, Employer shall continue to provide Officer following the Termination Date with directors’ and officers’ liability insurance insuring Officer against insurable events which occur or have occurred while Officer was a director or officer of Employer or an Affiliate or a fiduciary of an employee benefit plan of any of the foregoing, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Termination Date or, if higher, that provided to other officers or directors of Employer. In addition, Officer’s rights of indemnification hereunder or otherwise with regard to service on behalf of Employer or an Affiliate or a fiduciary of an employee benefit plan of any of the foregoing prior to such termination (“Rights of Indemnification”) shall continue (the “Coverage Protection”), and
     (viii) Officer shall be entitled to his accrued rights, including but not limited to earned but unpaid Base Salary, accrued but unused vacations and earned but unpaid STAIC or LTAIC for any prior completed fiscal year and any earned but unpaid benefits under any plan or program of Employer, the STAIC and LTAIC being payable in the calendar year in which the Termination Date occurs at such time or times when Employer would have paid such STAIC or LTAIC compensation., as the case may be, to Officer had he continued employment, but no later than March 15th of such year, and the remaining accrued rights being paid within 30 days following the Termination Date (“Accrued Amounts”).
The determination of Disability shall be made only after Officer has failed to render services for the above stated time periods and shall be made only after thirty (30) days notice to Officer (which may run concurrently with the Notice of Termination). Prior to a separation from service as a result of Disability, Officer shall continue to receive his full compensation and benefits during any period of incapacity.
     (b) Death. In the event of Officer’s death during the term of this Agreement, the Officer’s estate shall be entitled to the following, which for purposes of this Section 5(b) shall not be subject to Section 9(q):
     (i) The Pro Rata Annual Bonus,
     (ii) The Pro Rata Long Term Bonus,
     (iii) The Deferred Compensation Treatment,
     (iv) The Equity Treatment,
     (v) The Lifetime Medical Coverage (limited to Officer’s spouse and Eligible Dependents),
     (vi) The Coverage Protection, and
     (vii) The Accrued Amounts.
     (c) Cause. Employer may terminate Officer’s employment under this Agreement for “Cause.” A termination for Cause is a separation from service by reason of (i) a material breach of this Agreement by Officer (other than as a result of incapacity due to physical or mental illness) that is committed in bad faith or without reasonable belief that such breach is in the best interests of Employer and which, for any breach that is remediable, or can be cured going forward, is not remedied or cured within a reasonable period of time after receipt of written notice from Employer specifying such breach, or (ii) Officer’s conviction by a court of competent jurisdiction of a felony involving acts of fraud, embezzlement, dishonesty or moral turpitude, or (iii) entry of a final non-appealable order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Officer from office of IndyMac Bank or permanently prohibiting him from participating in a material portion of the affairs of IndyMac Bank, provided that the order resulted from act(s) of Officer which were committed in bad faith and without reasonable belief that such act(s) were in the best interests of Employer.

     Notwithstanding the foregoing, Officer’s employment shall not be deemed to have been terminated for Cause unless and until there have been delivered to Officer a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the non-employee directors of the Board (the “Outside Directors”) (after reasonable notice to Officer and an opportunity for Officer, together with Officer’s counsel, to be heard before the Outside Directors), finding that in the Outside Directors’ good faith opinion Officer was guilty of conduct set forth above in this Section 5(c) and specifying the particulars thereof in reasonable detail.
     If Officer shall be (A) convicted of a felony of a type set forth above or (B) shall be suspended and/or temporarily prohibited from participating in the conduct of IndyMac Bank’s affairs by a notice served under Section 8(e)(3) or (g)(l) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(l)) by any federal or state regulatory authority having jurisdiction in the matter, by the affirmative vote of two-thirds of the Outside Directors (after reasonable notice to Officer and an opportunity for Officer, together with Officer’s counsel, to be heard before the Outside Directors), provided that the provisions of the next paragraph have been complied with, the Outside Directors may suspend Officer from some or all of his duties and authority while such suspension or prohibition or conviction is in effect and, if they elect to do so and reasonably anticipate that making such payments will violate applicable law, shall also during such period suspend Officer’s right to some or, if no duties are to be performed, all of Officer’s Base Salary, STAIC and LTAIC accruing during such suspension period to the extent they reasonably anticipate making such payment or portion of such payment, as the case may be, will violate applicable law; provided, further that that if the conviction is overturned on appeal or if the charges resulting in such suspension or prohibition are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Officer, then Officer shall be reinstated in full with back amounts for the suspension period plus accrued interest at the rate then payable on judgments. Notwithstanding the foregoing, any payment of back amounts shall be made at the earliest date at which Employer reasonably anticipates that making such payment will not cause a violation of applicable law.
     With regard to clause (B) above, (1) Employer shall use its best efforts to oppose and defend against any such notice of charges as to which there are reasonable defenses and to permit Officer to participate in such effort by counsel of his selection fully paid by Employer; (2) in the event the notice of charges is dismissed or otherwise resolved in a manner that will permit Employer to resume its obligations to pay compensation hereunder, Employer shall promptly make such payment hereunder; and (3) during the period of suspension, the vested rights of the contracting parties shall not be affected except to the extent precluded by such notice.
     During the period that Employer’s obligations under Sections 4(a), 4(b), 4(d), 4(e) and 4(g) hereof are suspended, Officer shall continue to be entitled to receive Additional Benefits under Section 4(e) until the conviction of the felony has become final and non-appealable. When the conviction of the felony has become final and non-appealable, all of Employer’s obligations hereunder shall terminate; provided, however, that the termination of Officer’s employment pursuant to this Section 5(c) shall not affect Officer’s entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his Termination Date. To the full extent permitted by law, so long as Employer (or a successor) maintains directors’ and officers’ liability insurance for its executives or directors, Employer shall continue to provide Officer following the Termination Date with directors’ and officers’ liability insurance insuring Officer against insurable events which occur or have occurred while Officer was a director or officer of Employer or an Affiliate or a fiduciary of an employee benefit plan of any of the foregoing, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Termination Date or, if higher, that provided to other officers or directors of Employer. In addition, Officer’s Rights of Indemnification shall continue. Officer shall also be entitled to his Accrued Amounts.

     Upon termination for Cause, Officer is not entitled to any severance or bonus and all options shall expire on the Termination Date. Anything herein to the contrary notwithstanding, termination for Cause shall not include termination by reason of Officer’s job performance or a job performance rating given to Officer for his job performance or the financial performance of Employer or any affiliated company.
     (d) Other Than For Cause or Disability (not in connection with a Change in Control). If during the term of this Agreement, Officer’s Employer shall cause Officer to have a separation from service other than for Cause or Disability (other than in connection with a Change in Control as provided in Section 5(g)), then;
     (i) Employer shall pay Officer in a single severance payment as soon as practicable after the Termination Date, but, subject to Section 9(q), in no event later than thirty (30) days thereafter, an amount in cash equal to two and one-half (2.5) times the sum of: (A) the average Base Salary in effect for the two years immediately preceding the Termination Date and (B) an amount equal to Officer’s prior year’s Base Level STAIC; provided however, that in no event shall the aggregate amount payable under this Section 5(d)(i) be less than $7 million,
     (ii) Employer shall pay Officer the Pro Rata Annual Bonus,
     (iii) Employer shall pay Officer the Pro Rata Long Term Bonus,
     (iv) Officer shall be entitled to the Equity Treatment,
     (v) Officer shall be entitled to the Deferred Compensation Treatment,
     (vi) Officer, Officer’s spouse and Eligible Dependents shall be entitled to the Lifetime Medical Coverage,
     (vii) Officer shall be entitled to the Protection Coverage, and
     (viii) Officer shall be entitled to his Accrued Amounts,
     (e) Good Reason. Officer may terminate Officer’s employment at any time for “Good Reason.” “Good Reason” means that any one or more of the following have occurred without Officer’s written consent (other than as a result of Officer’s Disability or termination of Officer’s employment for Cause) which is not cured by Employer within thirty (30) days after written notice thereof is given to Employer by Officer:
     (i) Other than temporarily as a result of Officer’s suspension as provided in Section 5(c), any diminution in Officer’s then titles or positions, including with IndyMac Bank, or any material diminution in Officer’s then powers, reporting requirements, duties or responsibilities, including with IndyMac Bank,
     (ii) Shareholders of Employer do not elect Officer to the Board or Officer is not elected to the IndyMac Bank Board or Officer is removed from the Board or the IndyMac Bank Board,
     (iii) Officer is not re-elected as Chairman of the Board and of the IndyMac Bank Board,

     (iv) Officer is required to relocate place of employment to a location which is more than fifty (50) miles from IndyMac Bank’s current headquarters,
     (v) Officer resigning at the request of the majority of the Board for Officer to resign,
     (vi) Employer gives to Officer a notice of non-renewal pursuant to Section l(b), or
     (vii) Any material breach by Employer of the terms of this Agreement.
If during the term of this Agreement, Officer is separated from service on account of Officer’s resignation for Good Reason (other than in connection with a Change in Control as provided in Section 5(g)), Officer shall receive the payments and benefits described in Section 5(d).
     (f) Voluntary Resignation (other than Retirement or Expiration of the Employment Term). If during the term of this Agreement, Officer shall resign other than for Good Reason or pursuant to Retirement, then upon such separation from service:
     (i) All of his rights to payment or benefits hereunder shall immediately terminate; provided, however, that the termination of Officer’s employment pursuant to this Section 5(f) shall not affect Officer’s entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment,
     (ii) Any unvested options shall expire immediately, and
     (A) Any vested stock options or other equity grants made to Officer after the Effective Date of the Prior Agreement shall remain exercisable until the earlier of three (3) months following the Termination Date or their full-term expiration, and
     (B) All vested options granted to Officer pursuant to the Prior Agreement shall remain exercisable until the earlier of twelve (12) months following the Termination Date or their full-term expiration,
     (iii) Officer shall be entitled to the Protection Coverage, and
     (iv) Officer shall be entitled to his Accrued Amounts.
     (g) Change in Control. During the term of this Agreement, if within two (2) years after a Change in Control Officer has a separation from service (x) by Employer other than for Cause or Disability or (y) by Officer for Good Reason, then:
     (i) Employer shall pay Officer in a single severance payment as soon as practicable after the Termination Date, but, subject to Section 9(q), in no event later than thirty (30) days thereafter, an amount in cash equal to three (3) times the sum of (A) the average Base Salary in effect for the two (2) years immediately preceding separation from service and (B) an amount equal to Officer’s prior year’s Base Level STAIC; provided however, that in no event shall the aggregate amount payable under this Section 5(g)(i) be less than $11 million,
     (ii) Officer shall be entitled to the Pro Rata Annual Bonus, which for purposes of this Section 5(g) shall be calculated based on the greatest of (A) Employer’s actual performance, (B) the prior year’s Base Level, or (C) the current year’s Base Level,

     (iii) Officer shall be entitled to the Pro Rata Long Term Bonus, which for purposes of this Section 5(g) shall be calculated based on the greatest of (A) Employer’s actual performance, (B) the prior year’s Base Level, or (C) the current year’s Base Level,
     (iv) Officer shall be entitled to the Equity Treatment,
     (v) Officer shall be entitled to the Deferred Compensation Treatment,
     (vi) Officer, Officer’s spouse and Eligible Dependents shall be entitled to the Lifetime Medical Coverage,
     (vii) Officer shall be entitled to the Protection Coverage, and
     (viii) Officer shall be entitled to his Accrued Amounts.
     Notwithstanding anything contained herein, if a Change in Control occurs and Officer has a separation from service other than for Cause or Disability or a Good Reason event occurs prior to the Change in Control, and if such separation from service or event was at the request, suggestion or initiative of a third party who has taken steps reasonably calculated to effect the Change in Control, then Officer upon occurrence of the Change in Control shall be entitled to receive the payments and benefits set forth in this Section 5(g), in lieu of the payments and benefits set forth in Section 5(d).
     (h) Notice of Termination. Any purported termination by Employer or by Officer shall be communicated by a written Notice of Termination to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Officer’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination, The “Termination Date” shall mean the date of termination or separation from service, as the case may be, which shall be specified in the Notice of Termination, and shall be no less than thirty (30) or more than sixty (60) days from the date of the Notice of Termination.
     (i) Expiration of Employment Term or Retirement. At the Officer’s separation from service following the expiration of the Employment Term, or upon separation from service due to Retirement as defined in Section 5(j), then:
     (i) Officer shall be entitled to the Pro Rata Annual Bonus,
     (ii) Officer shall be entitled to the Pro Rata Long Term Bonus,
     (iii) Officer shall be entitled to the Equity Treatment,
     (iv) Officer shall be entitled to the Deferred Compensation Treatment,
     (v) Officer, Officer’s spouse and Eligible Dependents shall be entitled to the Lifetime Medical Coverage,
     (vi) Officer shall be entitled to the Protection Coverage, and
     (vii) Officer shall be entitled to his Accrued Amounts.

     (j) Retirement. Officer may terminate employment and may incur a separation from service for reason of Retirement at any time after satisfying the conditions for Retirement set forth below and shall be entitled to the compensation and benefits described in Section 5(i) above. For purposes of this Agreement, “Retirement” shall mean Officer’s retirement or resignation from the Company: (i)(l) if Officer is less than 55 years of age, with at least 75 points or (2) if Officer is 55 years of age or older, with at least 65 points, and (ii) Officer has at least five (5) consecutive years of employment with Employer. Officer shall receive one (1) point for every consecutive year of employment with Employer and one (1) point for every year of age. Based upon Officer’s age and employment start date of January 4, 1993, Officer would be eligible for Retirement in 2015. This definition of Retirement is the same definition as currently utilized in the Employer’s 2002 Stock Incentive Plan.
     6. Certain Additional Payments by Employer. Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution to Officer or for Officer’s benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the “Payments”) would be subject to the excise tax imposed by section 4999 of the Code by reason of being “contingent on a change in the ownership or control” of Employer, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then Officer shall be entitled to receive from Employer an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Payments and the Gross-Up Payment retained by Officer after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 6, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payments;
     (a) All determinations required to be made under this Section 6, including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Officer and Employer with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from Officer or Employer that Officer has received or will receive a Payment. For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, provided that the Accountant’s determinations must be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). For the purposes of this Section 6, the “Accountants” shall mean Employer’s independent certified public accountants serving immediately prior to the Change in Control. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Officer shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by Employer.
     (b) For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as “parachute payments” within the meaning of section 280G of the Code, and all “parachute payments” in excess of the “base amount”(as defined under section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part)

either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payment Officer shall be deemed to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Officer’s adjusted gross income); and to have otherwise allowable deductions for Federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Officer’s adjusted gross income. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by Employer at the time Officer is entitled to receive the Payments and in no event will any Gross-Up Payment be paid later than five days after the receipt by Officer of the Accountant’s determination. Any determination by the Accountants shall be binding upon Employer and Officer.
     (c) As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than Employer should have paid pursuant to this Section 6 (the “Underpayment”). In the event that Employer exhausts its remedies pursuant to Section 6(e) and Officer is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by Employer to or for Officer’s benefit, but no later than December 31 of the year after the year in which Officer remits the Excise Tax.
     (d) Officer and Employer shall each provide the Accountants access to and copies of any books, records and documents in the possession of Employer or Officer, as the case may be, reasonably requested by the Accountants, and otherwise cooperate with the Accountants in connection with the preparation and issuance of the determination contemplated by this Section 6.
     (e) Officer shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable after Officer is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Officer shall not pay such claim prior to the expiration of the 30-day period following the date on which Officer give such notice to Employer (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If Employer notifies Officer in writing prior to the expiration of such period that it desires to contest such claim, Officer shall:
     (i) give Employer any information reasonably requested by Employer relating to such claim;
     (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;
     (iii) cooperate with Employer in good faith in order to effectively contest such claim; and
     (iv) permit Employer to participate in any proceedings relating to such claims; provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify

Officer for and hold Officer harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Employer will make any payments required under this Section 6(e)(iv) as provided above, or if not so provided, within 30 days after delivery of Officer’s written requests for payment, accompanied by such evidence of expenses incurred as the Employer may reasonably require, but in any event all payments will be made no later than December 31 of the year following the year in which the expense was incurred or the tax was remitted, as the case may be, The amount reimbursable for any one year shall not affect the amount reimbursable in any other year, and Officer’s right to reimbursement pursuant to this Section 6(e)(iv) shall not be subject to liquidation or exchange for another benefit. Without limiting the foregoing provisions of this Section 6, Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Officer agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Officer to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Officer, on an interest-free basis, and shall indemnify Officer for and hold Officer harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by Employer of such advance); provided, further that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Officer with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (f) Nothing in this Section 6 is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would so, such obligation shall be modified so as to make the advance a nonrefundable payment to Officer and the repayment obligation null and void to the extent required by such Act.
     These rights shall be deemed fully vested rights, not subject to suspension or forfeiture and shall survive any termination of employment.
     7. Reimbursement of Business Expenses. During the term of this Agreement, Employer shall reimburse Officer promptly for all reasonable and appropriate business expenditures to the extent that such expenditures are substantiated by Officer as required by the Internal Revenue Service and rules and policies of Employer, Employer will make any payments required under this Section 7 within 30 days after delivery of Officer’s written requests for payment, accompanied by such evidence of expenses incurred as the Employer may reasonably require, but in no event later than December 31 of the year following the year in which the expense was incurred. The amount reimbursable for any one year shall not affect the amount reimbursable in any other year, and Officer’s right to reimbursement pursuant to this Section 7 shall not be subject to liquidation or exchange for another benefit.
     8. Indemnity. To the fullest extent permitted by applicable law, the Certificate of Incorporation and the By-Laws of Employer (as from time to time in effect) and any indemnity agreements entered into from time to time between Employer and Officer, Employer shall indemnify Officer and hold him harmless for actions or inactions as an Officer or Director of Employer or any

Affiliate or as a fiduciary of any employee benefit plan of any of the foregoing and shall maintain coverage for him under liability insurance policies of a minimum amount of $80 million, or such higher amount as provided for any other officers or directors of Employer. This provision shall in all events survive any termination of this Agreement,
     9. Miscellaneous.
     (a) Successorship. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Officer, this Agreement may not be assigned other than in connection with a merger or sale of all or substantially all the assets of Employer or similar transaction to or with a company with a larger net worth, higher credit rating and greater profit than Employer. The failure of any successor to or assignee of Employer’s business and/or assets in such transaction to expressly assume all obligations of Employer hereunder in a writing promptly delivered to Officer shall be deemed a material breach of this Agreement by Employer.
     (b) Notices. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters, Attention: Corporate Counsel/Secretary, with a copy to the Chairman of the Compensation Committee at the same address, or to such other address as Employer may from time to time in writing designate, and to Officer at such address as he may from time to time in writing designate (or his business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices. Notices may be delivered personally or by overnight service.
     (c) Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter (except to the extent specifically provided herein); provided, however, that the parties hereby expressly acknowledge that the parties have executed IndyMac Bank’s standard Mutual Agreement to Arbitrate Claims which is not replaced or superseded by this Agreement; provided, farther that this Agreement does not supersede any outstanding equity grants or awards or existing rights under any plan or program except as specifically provided herein. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.
     (d) Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.
     (e) California Law. This Agreement shall be construed and interpreted in accordance with the laws of California without reference to principles of conflict of laws.
     (f) Arbitration. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or arrangements relating to this Agreement or contemplated in this Agreement shall be settled by arbitration in accordance with the terms of IndyMac Bank’s Mutual Agreement to Arbitrate Claims, as executed by Officer and IndyMac Bank on the date hereof.
     (g) Confidentiality. Officer agrees that he will not divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business or policies of Employer or any of its Affiliates which he may have learned as a result of his employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to Employer or any of its Affiliates, except to the extent such use or disclosure is: (i) decided in good faith by Officer to be necessary or desirable to the performance of Officer’s duties, (ii) required by applicable law or in response to an inquiry from a governmental or regulatory authority, (iii) lawfully obtainable from other sources, or (iv) authorized by Employer or IndyMac Bank. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.
     (h) No Solicitation. Officer agrees that during employment and for a period of one (1) year following an early termination of this Agreement, pursuant to the terms described in Section 5(a), 5(c), (d), (e), (f), (g), (i) or (j) hereof, Officer shall not: (i) solicit, or cause to be solicited, any customers of Employer or IndyMac Bank or their subsidiaries if it is for the purposes of promoting or selling any products or services competitive with those of Employer or IndyMac Bank, (ii) solicit business from, or perform services for, any company or other business entity which at any time during the two (2) year period immediately preceding Officer’s termination of employment with Employer was a customer of Employer, IndyMac Bank or their subsidiaries, or (iii) solicit for employment, offer, or cause to be offered, employment, either on a full time, part time, or consulting basis, to any person who was employed by Employer or its Affiliates on the date Officer’s employment terminated, unless Officer shall have received the prior written consent of Employer or IndyMac Bank, such person has ceased for six (6) months to be employed by Employer or its Affiliates or Officer was not involved, directly or indirectly, in the termination of such person’s employment with Employer or its Affiliates. The foregoing clauses (i) through (iii) shall be violated only by the personal solicitation or personally directed and targeted solicitation by Officer and not by (A) general marketing or solicitation, (B) solicitation by other employees of entities employing Officer of companies, other business entities or individuals who are not specifically identified by Officer, or (C) the providing of services by Officer’s new employer to companies or other business entities not so solicited by Officer.
     (i) Cooperation. Upon the receipt of reasonable notice from Employer (including outside counsel), Officer agrees that while employed by Employer and thereafter, Officer will reasonably provide information and reasonable assistance to Employer, its Affiliates and their respective representatives in defense of any claims that may be made against Employer or its Affiliates, to the extent that such claims may relate to the period of Officer’s employment with Employer (or any predecessor), provided that Officer shall need not cooperate to the extent his counsel, in good faith, advises that Officer’s interests may differ from those of Employer. Furthermore, Employer shall reimburse all reasonable expenses incurred by Officer, including, but not limited to, those for separate counsel.
     (j) Consideration; Remedies Of Employer. The consideration for Officer’s covenants set forth in Sections 9(g), (h) and (i), the sufficiency of which is hereby acknowledged, is Employer’s agreement to continue to employ Officer and provide compensation and benefits pursuant to this Agreement, including but not limited to Section 5(d). Officer acknowledges and agrees that Employer’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, Officer agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
     (k) Reformation. The provisions of Sections 9(g), (h) and (i) are intended to restrict Officer only to the extent permitted by law in the jurisdiction where Officer is then a resident. To the extent any of such provisions would otherwise be determined invalid or unenforceable by a Court of competent jurisdiction, such Court shall exercise its discretion in reforming the provisions of this Section to the end that Officer shall be subject to reasonable provisions that are enforceable by Employer under the laws of the jurisdiction where Officer is then a resident. If the laws of the state where the Officer is then a resident completely prohibit any form of the foregoing covenants, then Employer and Officer understand and agree that the foregoing covenants are of no effect.

     (l) Moral Obligation. The parties recognize that a non-competition provision would be desirable and equitable in this Agreement, but that one cannot be included because of applicable law. The parties further recognize that, notwithstanding the foregoing and legal unenforceability of such a provision, Officer should and does have a moral and ethical obligation to Employer, its shareholders and its employees not to compete with Employer within one (1) year after any resignation from his position.
     (m) Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstance.
     (n) No Obligation to Mitigate. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment except as expressly otherwise provided by Section 5. Employer’s obligation to make any payment provided for in this Agreement shall not be subject to set-off, counterclaim or recoupment.
     (o) Adjustment of Options. The number of shares of common stock subject to the stock options granted to Officer pursuant to the Prior Agreement shall be equitably adjusted by the Committee pursuant to Section 6 of the Plan in the event of the occurrence of any of the events described therein.
     (p) Legal Fees. Employer shall promptly (and in any event prior to March 15, 2008) pay Officer’s reasonable legal fees and costs associated with amending this Agreement, and to the extent such payment is taxed to Officer, Employer shall provide Officer a full tax gross-up for any imputed income to Officer resulting from such payment. Any such gross-up payment shall be paid to Officer no later than December 31 of the year after the year Officer remits the applicable tax.
     (q) Code Section 409 A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit specified herein as “subject to Section 9(q)” would be payable or distributable under this Agreement by reason of Officer’s separation from service at a time at which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by Employer under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
     (a) if the payment or distribution is payable in a lump sum, Officer’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Officer’s death or the first day of the seventh month following Officer separation from service; and
     (b) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Officer’s separation from service will be accumulated and Officer’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Officer’s death or the first day of the seventh month following Officer’s separation from service, whereupon the accumulated amount will be paid or distributed to Officer and the normal payment or distribution schedule for any remaining payments or distributions will resume.
     For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of Employer, including this Agreement, as to the determination of Specified Employees.
     If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Officer to incur any additional tax or interest under Code Section 409A or the Final 409A Regulations, Employer shall, after consulting with Officer, amend such provision to comply with Code Section 409A, provided that Employer agrees to maintain, to the maximum extent practicable, the original intent and economic benefit Officer of the applicable provision without violating the provisions of Code Section 409A. Employer shall indemnify and hold Officer harmless, on an aftertax basis, for any additional tax (including interest and penalties with respect thereto) that may be imposed on Officer by Code Section 409A. Any such gross-up payment shall be paid to Officer no later than December 31 of the year after the year Officer remits the applicable tax.
     10. Regulatory Authority. Any payments made to Officer pursuant to this Agreement or otherwise are subject to and conditioned upon their not being in violation of 12 U.S.C. Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachutes and Indemnification Payments, as applicable.
     11. Sarbanes-Oxley. Officer acknowledges he has been informed that pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, Officer may be subject in certain circumstances to an obligation to pay back to Employer:
     (a) Any bonus or other incentive-based or equity-based compensation received by Officer from Employer during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement; and
     (b) Any profits realized from the sale of securities of Employer during such twelve (12)- month period.
[Remainder of Page Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written.

EMPLOYER
By:	/s/ Sen. John F. Seymour
	Name:	Sen. John F. Seymour (ret.)
	Title:	Chairman, Management Development and Compensation Committee

OFFICER
By:	/s/ Michael W. Perry
Michael W. Perry

APPENDIX A
     A “Change in Control” shall mean the occurrence during the term of the Agreement, of any one of the following events:
     A. An acquisition of any common stock or other “Voting Securities”(as hereinafter defined) of IndyMac Bancorp, Inc. (“Employer”) by any “Person”(as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the then outstanding shares of Employer’s common stock or the combined voting power of Employer’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition”(as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Agreement, (1) “Voting Securities” shall mean Employer’s outstanding voting securities entitled to vote generally in the election of directors and (2) a “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Employer or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Employer (for purposes of this definition; a “Subsidiary”), (ii) Employer or any of its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction”(as hereinafter defined).
     B. The individuals who, as of the date of the Agreement are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by Employer’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest”(as described in Rule 14a-l 1 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
     C. The consummation of:
     (i) A merger, consolidation, or reorganization involving Employer, unless such merger, consolidation, or reorganization is a “Non-Control Transaction.” A “Non Control Transaction” shall mean a merger, consolidation or reorganization of Employer where:
     (a) the stockholders of Employer, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; provided, however, that if the stockholders of Parent, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization forty-five percent to fifty percent (45% to 50%) of the combined voting power of the outstanding Voting Securities of the Surviving Corporation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, then a Change in Control shall be deemed to have occurred unless the members of the Incumbent Board who are not employees of Parent determine otherwise; and
     (b) no Person other than (i) Employer, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereat) maintained by Employer, the Surviving Corporation or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding Voting Securities or common stock of Employer, has Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Surviving Corporation’s then outstanding Voting Securities or its common stock;
     (ii) Employer’s stockholders approve a complete liquidation or dissolution of Employer;
     (iii) The sale or other disposition of all or substantially all of the assets of Employer to any Person or Persons (other than a transfer to a Subsidiary); or
     (iv) The sale or other disposition of all or substantially all of the stock or assets of IndyMac Bank, F.S.B. to any Person or Persons (other than a transfer to a Subsidiary).
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by Employer which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by Employer, and after such share acquisition by Employer, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

A-2

INDYMAC BANCORP, INC.
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     This First Amendment to the Amended and Restated Employment Agreement (the “First Amendment”) is made and entered into by and between IndyMac Bancorp, Inc. (the “Employer”), and Michael W. Perry (the “Officer”), dated as of February 15, 2008.
BACKGROUND STATEMENT:
     WHEREAS, the Employer and the Officer entered into that certain Amended and Restated Employment Agreement to be effective as of September 17, 2007 (the “Original Agreement”); and
     WHEREAS, the Employer and the Officer have determined that it is in their best interests to amend the Original Agreement as set forth herein;
     NOW, THERERFORE, in consideration of and reliance upon the foregoing and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Employer and the Officer hereby amend the Original Agreement as follows:
     1. Section 4(b)(iii) of the Original Agreement is hereby amended and restated as follows:
     (iii) Long Term Annual Incentive Compensation. Officer shall receive an annual Long Term Annual Incentive Compensation (“LTAIC”) award, which LTAIC award shall generally be made at the same time as all other annual equity awards are made to senior managers of Employer. Each such LTAIC shall consist of the following (which the parties acknowledge is consistent with the current LTAIC arrangements of Employer’s senior management team):
     (A) An amount equal to twenty-five percent (25%) of the sum of Officer’s Base Salary and prior year’s STAIC (determined prior to any reduction under Section 4(b)(iv) below), which LTAIC award shall be awarded, in the discretion of the Compensation Committee, in either (1) restricted stock under Employer’s 2002 Stock Incentive Plan, as amended and restated or any successor plan (the “Plan”), which award shall provide for a vesting schedule of not greater than three (3) years, or (2) a cash amount, which amount shall be credited to Officer’s account under the terms of Employer’s deferred compensation plan established for purposes of deferring the portion of Officer’s LTAIC under this Section 4(b)(iii)(A)(2) (the “LTAIC Deferral Plan”) and has an option to invest in Employer stock, which award, in either case, shall have no forfeiture or clawback provisions based on Officer’s post-employment activities (except as otherwise required by applicable law); and
     (B) An amount equal to fifty percent (50%) of Officer’s prior year’s STAIC, which amount shall be awarded in (1) stock options pursuant to the terms of the Plan (measured on the same basis as stock options are measured for purposes of all stock option grants to senior managers of Employer) and which shall vest ratably on each of the three anniversaries of the grant of such stock options; provided, however, that in the event that (x) an insufficient number of shares is available for grant under the Plan or (y) the Compensation Committee otherwise determines, in its sole discretion, that an award of stock options would not be prudent or desirable, then such amount shall be awarded in (2) a cash amount, which amount shall be credited to Officer’s account under the terms of the LTAIC Deferral Plan and shall have an option to invest in Employer stock. In either case, the award issued pursuant to this Section 4(b)(ii)(B)(1) or (2) shall have no forfeiture or clawback provisions based on Officer’s post-employment activities (except as otherwise required by applicable law).
Notwithstanding the foregoing, Officer shall be eligible to receive an LTAIC award in 2007 (for 2006) under the terms of Sections 4(b)(i) and 4(b)(iii) (including, but not limited to, being measured on the same basis as stock options are measured for purposes of all stock option grants to senior managers of Employer), as if such programs were already in place and paid generally at the same time as all other annual equity awards are made to senior managers of Employer, provided that the portion of Officer’s LTAIC award under Section 4(b)(iii)(A) shall be paid in the form of stock options pursuant to the terms of the Plan and which shall vest ratably on each of the first three (3) anniversaries of the grant of such stock options.
     2. Except as otherwise provided herein, the terms and conditions of the Original Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written.

EMPLOYER
By:	/s/ John F. Seymour
Sen. John F. Seymour (ret.)
Chairman, Management Development and Compensation Committee

OFFICER
By:	/s/ Michael W. Perry
Michael W. Perry